Exhibit 99.1

PRESS RELEASE

Blackbaud Announces Reauthorized, Expanded and Replenished
$1 Billion Stock Repurchase Program and Increased Stock Repurchase Expectations for 2025
Charleston, S.C. (December 2, 2025) — Blackbaud (NASDAQ: BLKB), the leading provider of software for powering social impact, today announced its board of directors has reauthorized, expanded and replenished the company's existing stock repurchase program, raising the total capacity from $800 million to $1 billion available for repurchases of the company's common stock.
"We believe there is no better use of capital at this time than repurchasing shares at this valuation to improve shareholder value," said Mike Gianoni, president, CEO and vice chairman of the board of directors, Blackbaud. "Since instituting our current stock repurchase program in the fourth quarter of 2023, we have reduced our common stock outstanding by more than 10%. We expect stock repurchase to remain a key component of our long-term capital allocation strategy as we look to deliver consistent mid-single-digit organic revenue growth and double-digit non-GAAP EPS growth moving forward."
Under the program, the company may repurchase shares of its common stock in the open market, through private transactions, or otherwise. Any net share settlement of employee stock compensation is incremental to this program. During 2025, prior to the replenishment on December 1, 2025, Blackbaud repurchased an aggregate of 2,707,953 shares for $174.5 million. Including net share settlement of employee stock compensation, these repurchases represent approximately 6.7% of the company's outstanding common stock as of December 31, 2024. Based on current market valuations, Blackbaud has increased its fiscal year 2025 expected stock repurchase range to between 7.0% and 8.5% of its outstanding common stock as of December 31, 2024. As of December 1, 2025, the remaining amount available to purchase stock under the company's repurchase program was $1 billion.
Additional details can be found in Blackbaud's Form 8-K filed today with the Securities and Exchange Commission.
About Blackbaud
Blackbaud (NASDAQ: BLKB) is the leading software provider exclusively dedicated to powering social impact. Serving the nonprofit and education sectors, companies committed to social responsibility and individual change makers, Blackbaud’s essential software is built to accelerate impact in fundraising, nonprofit financial management, digital giving, grantmaking, corporate social responsibility and education management. With millions of users and over $100 billion raised, granted or managed through Blackbaud platforms every year, Blackbaud’s solutions are unleashing the potential of the people and organizations who change the world. Blackbaud has been named to Newsweek’s list of America’s Most Responsible Companies, Quartz’s list of Best Companies for Remote Workers, and Forbes’ list of America’s Best Employers. A remote-first company, Blackbaud has operations in the United States, Australia, Canada, Costa Rica, India and the United Kingdom, supporting users in 100+ countries. Learn more at www.blackbaud.com or follow us on X/Twitter, LinkedIn, Instagram and Facebook.
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Forward-looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties, including statements regarding expected benefits of products and product features. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions

PRESS RELEASE
on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks associated with management of growth; lengthy sales and implementation cycles; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud’s investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.